Exhibit 10.1

Co-operation and Partnership Agreement

by and among

Dynamic Applications Corp.

A company incorporated under the laws of Delaware having its principal office at 7, Menachem Begin street, Ramat Gan, Israel 52521

(“Dynamic” or the “Company”)

And

Green Biofuels Holding Ltd,

A company registered at 17 Haetrog Street, Rosh Hayin, Israel

(“GBH”)

Dated August 9, 2009

WITNESSETH

WHEREAS, Dynamic is engaged in the clean tech and the renewable energy industry (“Dynamic’s Business”);

WHEREAS, GBH is a company that is focusing its activity in the clean tech and the renewable energy industry;

WHEREAS, GBH has a contractual right to a carbon credit project in Fuxin, China and has access to various carbon credit projects in other locations in China and East Europe, including current and future interests in such projects and current and future opportunity to enter into an agreement carbon credit projects, (collectively, the “Carbon Credit Project”). Such definition, inter alia, includes the list of current Carbon Credit Projects annexed as Appendix “A” hereto.

WHEREAS, Dynamic is wishing to expand its business activity, inter alia, in the carbon credit projects and in Kenaf related projects;

WHEREAS, Dynamic offered managers at GBH the opportunity to work at Dynamic’s Israeli subsidiary to operate as Dynamic’s business development arm in the clean tech and renewable energy sectors at terms and conditions to be agreed upon, and the managers of GBH and GBH accepted Dynamic’s offer; and

NOW therefore, in consideration of the mutual promises and undertakings of the Parties, it is hereby agreed as follows:

Article I

CONTRIBUTION

 Section 1.1. Contribution of Carbon Credit Project.  GBH hereby agrees  to contribute, convey, assign, transfer and deliver to Dynamic all of the GBH’s  right, title and interest in, to and under the Carbon Credit Project, including, without limitation, all contractual right or rights to execute carbon credit projects and all rights of whatever kind and nature existing or arising under such contractual right or existing or arising out of the operation of the business contemplated by such Carbon Credit Project. Dynamic agrees to accept only such contracts or rights under such contracts, as the Company’s duly appointed officer shall specifically approve to GBH, by naming in writing such contract,the parties thereto and the contract or rights accepted by the Company (such contract or right, being an (“Accepted Project”).

As compensation for the GBH contribution of referreing Carbon Credit projects to Dynamic, Dynamic will pay GBH a compensation payment as follows:

3% of each of the first six years total gross income derived from Accepted Project referred by GBH to Dynamic.

GBH will be entitled to the above compensation payment only after an actual paymeny of the said income was made to Dynamic or to any third party recruited by Dynamic to participate in the above mentioned projects or to any of its affilated companies. This compensation will be paid by Dynamic to GBH within 30 days from the date Dynamic has recived the said income.

The above compensation payment will apply only when the total gross income derived from Accepted Project  will reach 1,000,000 Euros for the first time.

Section 1.2   Financing.

Section 1.2.1  The Company shall arrange financing in the amount of 44,000 Euro (the “Fuxin Amount”) within ten (10) days from the date hereof. This sum shall be allocated for the Fuxin Project.

The company will further arrange financing in the amount of 26,000 Euro by the 27th of August to be allocated to one coal mine and two N20 projects in Ukraine and Kazachstan (the “Ukraine and Kazachstan Amount”).

The Parties hereto agree that the provisions of the said amounts shall be allocated to the promotion and the execution of carbon credit projects in Fuxin, Ukraine and Kazachstan as mentioned above. After the provision of such amounts GBH will assign the above carbon credit projects agreements and all of their ownership interest therein to Dynamic’s (or its wholly-owned subsidiary).

In additon, Dynamic will provide further financing for the benefit of the Fuxin,  Ukraine and Kazachstan projects that are mentioned above as follows:

  100,000 Euro up until 15th September, 2009.

  110,000 Euro up until 1st October, 2009.

Section 1.2.2. Dynamic further agrees to use its commercially reasonable efforts to obtain funding for Accepted Projects detailed in Annex A (“Projects Funding”) and to execute the Accepted Carbon Credit Project by itself or to execute these projects through third parties.  GBH hereby agrees to provide, and shall cause its affiliates to provide, on a timely basis, all reasonable cooperation in connection with the arrangement, provision and delivery of the Projects Funding as contemplated by this Section, as may be reasonably requested by the Company.

1.3 GBH activities will be subject to the CEO of Dynamic. GBH will provide all necessary time and make all necessary effort to participate in the execution of any of the above projects accepted by dynamic, as required by Dynamic’s management.

Article II

REPRESENTATION AND WARRANTIES

Section 2.1 Representations and Warranties of GBH.   GBH hereby represents and warrants to Dynamic as follows:

(a) Authority and Capacity.   GBH has full requisite power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution and deliver of this Agreement and the consummation of the transactions contmeplated hereby have been duly and validly authorized by  GBH.

(b) Binding Obligation and Non-Interference. This Agreement constitutes a valid and binding obligation of GBH, in accordance with the terms hereof of hereof, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally. The execution and delivery of this Agreement and by  GBH does not, and the performance by GBH of the transactions contemplated hereby will not conflict with the articles of association or similar governing documents of GBH.

(c) Conveyance of Rights. Except as specifically described in a schedule to the Fuxin Agreement and any Accepted Projects  approved by the Company prior to such transfer, the execution and delivery of this Agreement by GBH, and the assignment by GBH of the Fuxin Agreement and any Accepted Project does not, and the performance by GBH of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under the Fuxin Agreement or such Accepted Projects, or

(ii) constitute a violation of any laws applicable to the Fuxin Agreement or such Accepted Projects.

(f) Full Disclosure. The representations and warranties of GBH  made in this Agreement or in any schedule or exhibit to this Agreement do not contain any untrue statement of a material fact or omit to stat a material fact necessary to make the statements herein or therein not misleading.

Section 2.2 Representations and Warranties of Dynamic. Dynamic hereby represents and warrants, to GBH as follows:

(a)  Authority and Capacity. Dynamic has full requisite corporate power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution and deliver of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by  Dynamic.

(b)  Binding Obligation and Non-Interference. This Agreement constitutes a valid and binding obligation of Dynamic, in accordance with the terms hereof of hereof, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally. The execution and delivery of this Agreement and by  Dynamic does not, and the performance by Dynamic of the transactions contemplated hereby will not conflict with the articles of association or similar governing documents of Dynamic.

 (c) Full Disclosure. The representations and warranties of Dynamic  made in this Agreement or in any schedule or exhibit to this Agreement do not contain any untrue statement of a material fact or omit to stat a material fact necessary to make the statements herein or therein not misleading.

Article III.

CERTAIN COVENANTS AND AGREEEMENTS

Section 3.1 Covenants Relating to the Conduct of GBH. GBH hereby agrees that, without the prior written consent of Dynamic, it will not, and will cause its affiliates not to, at any time after the date of this Agreement and until one (1) year following the date on which GBH  or its affiliates owns, directly or indirectly, any interest in Dynamic, directly or indirectly engage in any Competitive Business (as defined below); provided, however, that GBH or any of its affiliates may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or in the over-the-counter market or have been registered under Section 12(g) of the Securities Act of 1934, as amended, and (y) such party does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Act of 1934) in excess of 5% of the outstanding equity of such enterprise.  GBH or its affiliates shall be deemed to be engaging in a Competitive Business if, directly or indirectly, it engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of or provides financial support to any business engaged in the Competitive Business. “Competitive Business” means a business which is involved in operating in the carbon credit market industry or in the production, manufacturing or sale of products using kenaf.

Section 3.2. Bulk Transfer Law. Each of Dynamic and GBH  hereby waives compliance with the provisions of the any so-called “bulk transfer law” of any jurisdiction in connection with the contribution contemplated by this Agreement.

Article IV

MISCELLANEOUS

Section 4.1 Further Assurances. The parties hereto, and their respective successors and assigns, covenant and agree to take or cause to be taken all such further acts, including the execution and delivery of documents, instruments, certificates of title, conveyances, and powers of attorney, as may be requested by any other party hereto to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing,  GBH covenants and agrees to take any and all actions, and to execute, acknowledge and deliver any and all documents and assurances as the Company may reasonably require for the later assuring, assigning, and transferring unto the Company of the Carbon Credit Project, and to protect the right, title and interest of the Company in and to, and its enjoyment of, the Carbon Credit Project.

Section 4.2  Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements made by the parties hereto shall survive the date hereof. All statements contained in any certificate, schedule, exhibit or other instrument delivered pursuant to this Agreement shall be deemed to have been representations and warranties by the respective party or parties, as the case may be, and shall also survive without limitation despite any investigation made by any party hereto or on its behalf.

Section 4.3 Amendments and Waivers. This Agreement may be amended, modified, or superseded only by written instrument executed by each party hereto.  Any waiver of the terms, provisions, covenants, representations, warranties, or conditions hereof shall be made only by a written instrument executed and delivered by such party or an authorized officer of such party, as applicable.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, provision, covenant, representation, or warranty.

Section 4.4 Entire Agreement; Conflicts. This Agreement (including the exhibits hereto, all of which are by this reference fully incorporated into this Agreement), the documents and materials expressly referred to in schedules or exhibits hereto set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements, and understandings, whether written or oral, relating to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of this Agreement and the contents or provisions of any schedule or exhibit hereto, the provisions of this Agreement shall be deemed controlling.

Section 4.5 Successors and Assigns. All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall be binding on and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party.

Section 4.6 Status of the Parties. GBH is at all times, and will at all times act as, an independent contractor and not an employee of Dynamic.

Section 4.7 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Israel without giving effect to rules of conflict of laws and the parties hereto voluntarily, unconditionally and irrevocably submit to the sole and exclusive jurisdiction of the appropriate courts of competent jurisdiction of Tel-Aviv - Jaffa to the absolute exclusion of any other court and any other jurisdiction.

Section 4.8 Mediation Preceding Arbitration. If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by a mutually agreed upon mediator. If the parties will not reach an agreement regarding the identity of the mediator than the district court in Tel Aviv shall have the authority to decide on the identity of the mediator. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by the appropriate courts of competent jurisdiction of Tel-Aviv – Jaffa.

IN WITNESS WHEREOF, the parties to this Cooperation and Partnership Agreement have duly executed this Agreement on the date first above written and effective as of the date first written above.

COMPANY:

DYNAMIC APPLICATIONS INC.

By:	/s/ Ori Goore
Name: Ori Goore
Title: Chief Executive Officer

AND

GREEN BIOFUELS HOLDING LTD.

By:	/s/ Shlomo Palas
Name: Shlomo Palas
Title: Director

By:	/s/ Eliezer Weinberg
Name: Eliezer Weinberg
Title: Director